Exhibit 10.1

AGREEMENT

This Agreement, dated October 26, 2012, is made by and between N-Viro International Corporation, a Delaware corporation (“N-Viro”), and Strategic Asset Management, Inc, a Nevada corporation (“SAMI”).

WHEREAS, the parties hereto are signatories to that certain Consulting Agreement dated December 15, 2010 (the “Consulting Agreement”);

WHEREAS, N-Viro wishes to both add additional duties and responsibilities to the Consulting Agreement as well as extend the Consulting Agreement for a longer term on the same terms and conditions except as set forth in this Agreement; and

WHEREAS, SAMI wishes to extend the Consulting Agreement for a longer term on the same terms and conditions except as set forth in this Agreement and to accept additional duties and responsibilities.

NOW, THEREFORE, in consideration of the mutual promises and covenants, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	The Consulting Agreement is hereby extended for a period of two (2) additional years, or until December 14, 2015.

2.
The issuance of shares, date of issuance and value thereof in paragraph 7(a) of the Consulting Agreement shall only apply to the initial term up to and including the date of this Agreement.  In consideration of this renewal term and the additional services hereunder, N-Viro shall issue by November 1, 2012 to SAMI Three Hundred Thousand (300,000) shares of restricted N-Viro common stock.  Additionally, N-Viro shall issue to SAMI One Hundred Fifty Thousand (150,000) warrants to purchase N-Viro common stock at an exercise price of based on the average five (5) trading days closing price preceding the date of this Agreement, multiplied by 110%, or One and 01/100 Dollar ($1.01) per share.  The shares issued will comport to the terms in paragraph 7(a) except as set forth above.

3.
In addition to the duties set forth in the Consulting Agreement, SAMI will also provide services to N-Viro for the following matters from the date of this Agreement: land and facility siting assistance, real estate acquisition negotiations in conjunction with N-Viro, assistance in negotiating for the financing for real estate and facility acquisition and construction, and assisting in the locating and negotiation with suitable construction management and construction firms for any such facility(ies).

4.	Except as stated in this Agreement, all terms and conditions of the Consulting Agreement remain in full force and effect.

5.
This Agreement is governed by the laws of the State of Delaware, and may not be modified except in a writing signed by both parties hereto.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement as if the date set first forth hereinabove.

N-VIRO INTERNATIONAL CORP.                                                                                           STRATEGIC ASSET
MANAGEMENT, INC.

/s/ Timothy R. Kasmoch                                                                      /s/ Robert A. Cooke
Timothy R. Kasmoch, President/CEO                                                                                           Robert A. Cooke, President